                                                                     EXHIBIT 2.4

                                                                       EXHIBIT C


                    SALES AND MARKETING COOPERATION AGREEMENT

         This Sales and Marketing Cooperation Agreement ("AGREEMENT") is entered into on December 31, 2002, by and among Quinton Cardiology Systems, Inc., a California corporation having its principal executive office in Bothell, Washington ("QUINTON"), Spacelabs Medical, Inc., a California corporation having its principal place of business in Redmond, Washington ("SPACELABS"), and Spacelabs Burdick, Inc., a Delaware corporation having its principal place of business in Deerfield, Wisconsin ("BURDICK") (collectively, the "PARTIES"). The effective date of this Agreement shall be the Closing Date contemplated by the Stock Purchase Agreement ("Stock Purchase Agreement") dated December 23, 2002 among Quinton, Spacelabs, Burdick and certain other parties (the "EFFECTIVE DATE").

         WHEREAS, Spacelabs is a company engaged in the business of developing, manufacturing, marketing, selling and servicing patient monitoring, diagnostic cardiology and clinical information systems products for use throughout the healthcare industry directly and indirectly through its wholly-owned subsidiaries;

         WHEREAS, Burdick is in the business of developing, manufacturing, marketing and servicing cardiology management systems, resting ECG, Holter and stress testing devices, and other health related diagnostic products and services for use in the primary care market; and the acute care (hospital) markets;

         WHEREAS, Quinton, is the parent company of Burdick and, in addition, is engaged in the business of developing, manufacturing, marketing, selling and servicing diagnostic cardiology products through its wholly owned subsidiary Quinton, Inc.,

         WHEREAS, the Parties wish to enter into this Agreement to provide for the terms on which each of the Parties provide certain sales and marketing cooperation and co-promotion services with the other;

         NOW, THEREFORE, in consideration of the mutual promises as stated herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "AFFILIATES" means the parent company of a party hereto or a company controlled by or under common control as such party.

         "BURDICK PRODUCTS" shall mean the products designated by Burdick from time to time Burdick and may include: Pyramis; Quest Stress System (including Treadmill); Eclipse Plus Electrocardiograph; Eclipse 850 Electrocardiograph; Eclipse LE II electrocardiograph; Vision Premier Holter System; Vision Holter System; Cassette and Digital Holter Recorders, including improvements and replacement products for or new products in the same categories as such products).

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                                                                       EXHIBIT C

         "CONFIDENTIAL INFORMATION" shall mean non-public information that the disclosing party designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including without limitation, information relating to released or unreleased products, the marketing or promotion of products, business policies or practices, and information received from others that such party is obligated to treat as confidential.

                  "HOLTER SUPPLY PRODUCTS" shall mean Burdick's Holter Monitor products and related supplies, accessories currently being supplied by Burdick to Spacelabs' Medical Data division, as well as any updates, upgrades, modifications or successor products with respect thereto, including without limitation the products listed on schedule 1 hereto.

         "LANGUAGES" shall mean the languages used in the Territories and listed on SCHEDULE 2, as it may be amended from time to time by the Parties.

         "SPACELABS PRODUCTS" shall mean any products designated by Spacelabs from time to time, based on, incorporating or built with any Spacelabs' proprietary ECG bedside monitoring technology or its 12-lead modules, including improvements and replacement products for or new products in the same categories as such products.

         "QUINTON PRODUCTS" shall mean products designated by Quinton from time to time together with related documentation, spare parts, options, interfaces and accessories.

         "TERM" shall have the meaning set forth in Section 5.a. hereof.

         "TERRITORIES" shall mean the Territories listed on SCHEDULE 3, as it may be amended from time to time by the Parties.

2.       JOINT BURDICK AND SPACELABS OBLIGATIONS.

         a. PROMOTION. Without limiting each party's ability to independently promote its own sales efforts, Quinton, Burdick and Spacelabs agree to use commercially reasonable efforts to jointly promote the sale of Spacelabs' 12-lead bedside ECG monitors together with Quinton Products and/or Burdick's Pyramis, or other future ECG data management systems in the Territories and to use commercially reasonable efforts to jointly promote the sale of Spacelabs Products and or Burdick Products together with Spacelabs Products. Such promotion may include, but not be limited to creation and distribution of product brochures, advertisements, trade shows and during customer calls/demonstrations within the Territories.

         b. MARKETING MATERIALS. During the Term, the Parties agree to assist each other in the design, development, production and distribution of promotional and marketing materials relating to Quinton Products, Burdick Products, ECG data management technology and bedside monitoring generated 12-lead ECG reports. The marketing materials may specifically identify the Parties' co-marketing relationship and shall describe how the Quinton Products, Burdick Products and Spacelabs Products complement each other. Any third-party costs and out of pocket expenses incurred by the Parties in connection with the foregoing shall be borne by the

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     request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

preparing party. Each party may at its discretion prepare marketing materials which may include the following:

                  (1) advertisements depicting Quinton Products, Spacelabs ECG bedside monitors and Pyramis;

                  (2) tradeshow graphics to be used in each others booths during key tradeshows (AHA, ESC, ACC, NASPE, AMMI, etc.); and

                  (3)      such other materials mutually agreed by the Parties.

         c. WEBSITE CONTENT. During the Term, the Parties agree to publish marketing content their own respective external (Internet) and internal (Intranet) web sites as they deem appropriate in furtherance of this agreement. To the extent any such marketing materials relate to any products or services of the other party or display any trademarks, copyrighted material or other proprietary materials of the other party, each party will provide the other party with a copy of the marketing content proposed to be published and obtain the prior written consent of the other party prior to publishing such content on the website. In addition, upon receipt of notice from the other party that the information concerning such other party on the publishing party's web site must be removed, the publishing party shall promptly comply with such request.

         d.       PRODUCT BROCHURES.

                  (1) The parties agree to provide to each other, in such amounts as are reasonably requested from time to time by a party, product brochures that have been prepared such party and that reference the compatibility of the Parties' products, including the ability of the Pyramis to acquire 12-Lead ECG data from Spacelabs bedside monitors in the Languages, provided that each party shall have the right to review and revise the brochure descriptions prepared by the other party, to the extent that such brochure refer to or reflect upon such reviewing party. The party requesting such brochures shall reimburse the preparing party for the production costs of such product brochures in an amount equal to [*]% ([*] percent) of the preparing party's out of pocket cost.

                  (2) To facilitate a party's ability to present "whole house solutions", the Parties agree to provide to the requesting party, in such amounts as are reasonably requested from time to time, standard brochures for the preparing party's Products, in the Languages. The party requesting such brochures shall reimburse the preparing party for the production costs of such product brochures in an amount equal to [*]% ([*] percent) of the preparing party's out of pocket cost.

         e. SALES SUPPORT. During the Term, in situations in which the Parties have agreed that a joint sales call is appropriate, Burdick and/or Quinton, as the case may be, shall support (with trained sales experts) reasonably timed requests for joint sales calls, in the Territories, to present bedside monitoring and any combination of any of the Quinton orBurdick Products with any of the Spacelabs Products to potential or existing Spacelabs customers. Quinton and

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     request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

Burdick shall use their commercially reasonable efforts to ensure that their relevant employees and representatives are adequately trained and have sufficient expertise to be able to represent and demonstrate the Quinton and Burdick Products and their interrelation with the Spacelabs Products. During the Term, in situations in which the Parties have agreed that a joint sales call is appropriate, Spacelabs shall support (with trained sales experts) reasonably timed requests for joint sales calls, in the Territories, to present bedside monitoring and any combination of any of the Quinton or Burdick Products with any of the Spacelabs Products to potential or existing Quinton or Burdick customers. Spacelabs shall use its commercially reasonable efforts to ensure that their relevant employees and representatives are adequately trained and have sufficient expertise to be able to represent and demonstrate the Spacelabs Products and their interrelation with the Quinton and/or Burdick Products.

         f. PASS THROUGH SALES. In the event that, as a result of a joint sales call, a customer in the Territories desires to purchase both Quinton/Burdick Products and Spacelabs Products utilizing a single vendor purchase order to be issued to Spacelabs, Spacelabs will collect the payment from the customer and remit the funds to Quinton and Burdick on a "pass through" basis, pursuant to the terms of this Agreement. Under such pass through arrangement, (i) Quinton and/or Burdick shall provide customer quotations for the applicable Quinton/Burdick Products to such Spacelabs customers who desire a single purchase order ("PASS THROUGH QUOTES") and Spacelabs shall invoice such Quinton/Burdick Products to the customer at the price stated in the Pass Through Quotes; (ii) Quinton/Burdick shall sell such Quinton/Burdick Products to customer and Spacelabs shall collect payment for such products in the amount of the quoted price for such customer and remit such amount to Quinton/Burdick within five days after its receipt by Spacelabs, less [*] percent ([*]%) to be retained by Spacelabs as its commission, (iii) Quinton and Burdick shall be solely responsible for all warranty and product liability claims with respect to their products, (iv) Quinton and Burdick shall be solely obligated to provide all implementation, in-service and ongoing clinical and service support for such sales (but shall charge their then current prevailing rates for such services); and (v) Spacelabs shall not make any other warranties, express or implied regarding the Quinton/Burdick Products other than any warranties contained in the Pass Through Quotation ("EXCESS REPRESENTATIONS"). Spacelabs shall be solely responsible for any such Excess Representations or enlargement of any Quinton/Burdick warranties made by Spacelabs to any customer with respect to such Quinton/Burdick Products. Any Quinton Products and Burdick Products purchased pursuant to this Section 2(f) will not be purchased by Spacelabs or used by Spacelabs for any other purpose, including without limitation reverse engineering or destructive testing.

         g. PRODUCT OFFERINGS. Nothing contained herein shall be interpreted or construed to require Quinton or Burdick to make available hereunder, or continue to make available hereunder, any particular Quinton or Burdick Product or version specific version thereof.

3. LIMITED TRADEMARK LICENSE. Each of Quinton, Spacelabs and Burdick grants to the other party a revocable, royalty-free, non-exclusive, non-assignable, non-transferable, license to use, in the Territories, those tradenames, logos, trademarks and service marks specified by the party owning such mark from time to time in writing (the "MARKS"), in accordance with the provisions of this Section 3, for the sole and exclusive purposes of the Parties' obligations under this Agreement, including without limitation the production of marketing materials referenced in

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

Section 2(b) above. This limited license shall automatically terminate, if not revoked earlier, upon termination of the Term. Except as expressly provided in this Section 4, nothing in this Agreement or in its performance, or that might otherwise be implied by law, shall operate to grant either party any right, title, interest or license in or to the other's names, logos, logotypes, trade dress, designs, or other trademarks. Any and all goodwill accruing from the use by a party of the other party's Mark will inure solely to the benefit of the party that owns the Mark. Prior to distribution of any marketing or promotional materials containing the Marks of the other party, other than simple use of the Marks in customer quotations or lists of products being offered for sale, the party preparing such materials shall provide the owner of the Marks with final draft copies showing the intended use of the Marks for approval. The owner of the Marks shall promptly review and approve or provide objections to the proposed use. Approval is at the owner's discretion, but shall not be unreasonably withheld or delayed. Each publication containing the Marks shall include an ownership attribution in a form satisfactory to the owner of the Mark.

4. NONEXCLUSIVE. Nothing in this Agreement is to be construed as creating any exclusive relationship between the parties or otherwise limiting their ability to enter into similar contractual or other arrangements with third parties.

5.       TERM AND TERMINATION.

         a. TERM. The Term of this Agreement shall begin on the Effective Date and shall continue in full force and effect for an initial term of one year and shall thereafter continue in effect until terminated pursuant to Section 6.b. below.

         b.       TERMINATION.

                  (1) Either party may terminate this Agreement at any time, without cause and without the intervention of the courts, on the delivery of 90 days prior written notice. The terminating party shall not be responsible to the other party for any costs or damages resulting from the termination of this Agreement.

                  (2) Without limiting or waiving any other rights or remedies that are available in law or equity, either party may terminate this Agreement immediately for cause upon 30 days prior written notice in the event the other party is in material breach of this Agreement and fails to cure the material breach within the 30-day period following notice. Any notice of default hereunder shall be prominently labeled "NOTICE OF BREACH OF CONTRACT."

                  (3) Without limiting or waiving any other rights or remedies that are available in law or equity, either party may terminate this Agreement immediately, without prior written notice, in the event of a material breach of the confidentiality provisions of
         Section 7 or infringement of the party's intellectual property rights.

                  (4) Termination pursuant to this Section 5(b) shall not affect the Parties' rights and obligations otherwise set forth herein with respect to any products quoted by

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

         the non-terminating party prior to its receipt of notice of termination, including any subsequent re-quoting of such quotes.

         c. SURVIVAL. Sections 6 and 7 will survive expiration or termination of this Agreement for any reason.

6. CONFIDENTIALITY. Spacelabs and Burdick intend to transfer and/or exchange Confidential Information as may be necessary to accomplish the purposes described in this Agreement. The terms and conditions of this Agreement shall be deemed Confidential Information. Each party acknowledges and agrees that such Confidential Information constitutes valuable trade secrets of the disclosing party, and that it shall use such Confidential Information solely for the purposes permitted herein, and shall not disclose such trade secrets, know-how or other proprietary, non-public information to any third party, except where appropriate steps have been taken to ensure that the confidentiality of such information shall be preserved. Notwithstanding the foregoing, this paragraph shall not apply to any information which (a) was known to the recipient prior to disclosure by the discloser, (b) was obtained by the recipient from a separate source not under any obligation to keep such information confidential, (c) was independently developed by the recipient, or (d) became publicly available through no fault or action of the recipient.

7.       INDEMNIFICATION.

         a. Quinton agrees to defend, indemnify and hold harmless Spacelabs and its successors, assigns, officers, directors, partners and employees from any and all third party actions, claims, demands, costs, liabilities, expenses and damages, including reasonable attorneys' fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, to the extent that a third party claim arises out of or relates to
(1) any misrepresentation by Quinton or Burdick or any of their employees or agents of any information or warranty relating to any Spacelabs Product, other than information supplied by Spacelabs to Quinton or Burdick, contained in any Spacelabs documentation, or contained in any co-marketing or co-promotion materials expressly approved by Spacelabs, or (2) any infringement by Quinton or Burdick or any of its officers, directors, partners, employees or agents or any improvement or modification to any Burdick Product (including replacement products or new products) made subsequent to the date of this Agreement of any intellectual property rights of Spacelabs or any third party, (3) any personal injury, death or property damage arising from the negligence or willful misconduct of Quinton or Burdick or any of its employees, contractors or agents, and (4) except to the extent associated with any breach of any representation or warranty or other provision or any indemnification obligation of Spacelabs pursuant to that certain Stock Purchase Agreement between, among others, Quinton and Spacelabs, the purchase, possession, storage, operation, maintenance, use or any application or function of any Quinton or Burdick Product.

         b. Spacelabs agrees to defend, indemnify and hold harmless Quinton and Burdick and their successors, assigns, officers, directors, partners and employees from any and all third party actions, claims, demands, costs, liabilities, expenses and damages, including reasonable attorneys' fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, to the extent that a third party claim arises out of or relates to (1) any

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     request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

misrepresentation by Spacelabs or any of its employees or agents of any information or warranty relating to any Quinton or Burdick Product, other than information supplied by Quinton or Burdick to Spacelabs, contained in any Quinton or Burdick documentation or contained in any co-marketing or co-promotion materials expressly approved by Quinton or Burdick, (2) any infringement by Spacelabs or any of its officers, directors, partners, employees or agents or any Spacelabs Product of any intellectual property rights of Quinton or Burdick or any third party, (3) any personal injury, death or property damage arising from the negligence or willful misconduct of Spacelabs or any of its employees, contractors or agents, and (4) the purchase, possession, storage, operation, maintenance, use or any application or function of any Spacelab Product.

         c. The foregoing indemnification obligations shall be subject to the following procedures: (1) the indemnified party shall promptly notify the indemnifying party in writing of the claim; (2) the indemnifying party shall have sole control of the defense and all related settlement negotiations with respect to the claim, provided, however, that the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or action through counsel of its own choosing at its own expense; (3) the indemnified party shall cooperate fully to the extent necessary, and shall execute all documents reasonably necessary for the defense of such claim, and
(4) the indemnified party shall have the right to approve settlement of any claim, such approval not to be unreasonably withheld or delayed. This Section shall survive any termination or expiration of this Agreement.

         d. Upon request by a party, the other party shall provide evidence of product liability, general liability and property damage insurance against an insurable claim or claims, which might or could arise regarding such party's products or marketing or promotional materials. Such insurance will contain a minimum limit of liability for bodily injury and property damage of not less than $[*] US.

8. HOLTER SUPPLY PRODUCTS. From time to time, Spacelabs may, in its discretion, submit to Burdick purchase orders for Holter Supply Products. All such orders are subject to acceptance by Burdick. Burdick agrees, upon acceptance of purchase orders from Spacelabs, to sell Holter Supply Products to Spacelabs in accordance with the provisions of this Section 8. Each such purchase order shall state the number of units of each Holter Supply Product and the requested delivery date and ship to location. For each accepted purchase order, Burdick shall use commercially reasonable efforts to supply the requested Holter Supply Products by the requested delivery date (the "ACKNOWLEDGED DELIVERY DATE"). Burdick shall advise Spacelabs in the event Burdick is unable to meet the Acknowledged Delivery Date. Burdick shall sell such Holter Supply Products to Spacelabs at a price equal to Burdick's standard cost for such Holter Supply Products plus [*]%. All sales of Holter Supply Products will be subject to and governed by Burdick's then current Standard Terms and Conditions. In the event Spacelabs desires to return Holter Supply Products to Burdick for warranty handling, Spacelabs will first contact Burdick to inform Burdick of the nature of the problem and obtain a return authorization number. In the event that Spacelabs desires to return Holter Supply Products to Burdick for out of warranty factory repair, Burdick shall use commercially reasonable efforts to repair and ship such Holter Supply Products to Spacelabs at its then standard rates. Spacelabs shall bear all shipping expenses. Burdick shall invoice Spacelabs at Burdick's then-prevailing rates for factory repair of

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

Holter Supply Products. The foregoing repair provisions shall not preclude the possibility that Burdick may elect, or Spacelabs may request, field repair rather than factory repair. Field repair will be done at Burdick's discretion. Without waiving any rights or remedies available under law, the provisions of Sections 2, 3, and 7 above shall not apply to the provisions of this Section 8 or any activities conducted under Section 8.

9.       GENERAL.

         a. NOTICES. All notices hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by facsimile transmission (which is electronically confirmed), or (c) delivered by United States mail, postage prepaid, certified or registered, return receipt requested, or by delivery service, properly directed to the recipient at the address set forth below:

         If to Spacelabs:

         Spacelabs Medical Inc.
         15220 N.E. 40th Street
         P.O. Box 97013
         Redmond, WA 98073-9713
         Attention: Legal Department
         Facsimile: (425) 883-7091

         If to Quinton or Burdick:

         Quinton Cardiology Systems, Inc.
         3303 Monte Villa Parkway
         Bothell, WA 98021-8906
         Attention: Chief Financial Officer
         Facsimile: (425) 402-2020

         b. GOVERNING LAW. The terms of this Agreement will be governed by and construed in accordance with the laws of the State of Washington without regard to any conflicts of laws principles. The parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the federal and state courts sitting in King County, Washington and waive any and all objections to jurisdiction and forum non conveniens.

         c. ATTORNEYS' FEES. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement (including actions in appeal), the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

         d. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency, franchise or a joint venture between Spacelabs and Burdick, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever without its prior written consent.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

         e. CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

         f. SUCCESSORS AND ASSIGNS. This Agreement, and any rights or obligations hereunder shall not be transferred or assigned by either party without the consent of the other party, in the exercise of its sole discretion; provided, however, that both parties may assign this Agreement to (a) their respective Affiliates or (b) as part of a merger, sale of substantially all assets or other corporate reorganization; provided, however, in the event of a transfer or assignment by, or change in ownership or control of, a party hereto (the "TRANSFERRING PARTY"), such that the transferee, assignee or newly controlling party is a competitor of the other party hereto, such other party may terminate this agreement upon the provision of written notice to the Transferring Party, unless the Transferring Party has obtained the prior written consent of the other party hereto prior to the effective date of such transfer, assignment or change of control. Subject to the foregoing, this Agreement shall be binding upon the respective successors and permitted assigns of the Parties.

         g. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Burdick and Spacelabs by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         h. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

         i. AUTHORITY. The parties each represent and warrant that each has duly authorized the execution, delivery and performance of this Agreement, and that the undersigned have been duly authorized to execute this Agreement on behalf of their respective companies.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

         DATED AND EXECUTED on the date first above written by duly authorized officers of the undersigned parties, intending to be bound hereby.

SPACELABS MEDICAL, INC.                   SPACELABS BURDICK, INC.

By:    _____________________________      By:    _____________________________
Name:  _____________________________      Name:  _____________________________
Title: _____________________________      Title: _____________________________

QUINTON CARDIOLOGY SYSTEMS, INC.

By:    _____________________________
Name:  _____________________________
Title: _____________________________

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

                                   SCHEDULE 3
                                   TERRITORIES

-        the United States of America
-        Canada

             Schedules to Sales and Marketing Cooperation Agreement

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT C

    List of Schedules Omitted from Sales and Marketing Cooperation Agreement

Schedule
--------
Schedule 1        Holter Supply Products
Schedule 2        Languages